FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti 914-701-8400 (Media)	Exhibit 99.1
Dan Loh 914-701-8210 (Investors)

     Atlas Air Worldwide Holdings, Inc.
Reports 3Q05 Net Income of $29.9 Million

Strong Earnings of $1.44 Per Share Reflect Enhanced Business Mix,
Higher Unit Revenues And Lower Operating Expenses

September 30 Cash Position Totals $277.8 Million, Up $143.9 Million in 2005

Purchase, N.Y., December 8, 2005 - Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), a leading provider of global air cargo services, today reported net income of $29.9 million, or $1.44 per diluted share, on revenues of $404.9 million for the quarter ended September 30, 2005. The September quarter included operating income of $68.0 million and pretax income of $50.6 million, both of which reflect a pretax insurance gain of $7.5 million and post-emergence costs of $0.5 million.

Commenting on AAWW’s earnings report, President and Chief Executive Officer Jeffrey H. Erickson said: “Our strong performance, despite a short-term labor action mainly affecting our Scheduled Service segment in the latter half of September, benefited from the relatively full utilization of our aircraft, the continued optimization of available capacity in favor of ACMI leasing and AMC charter operations, and higher unit revenues in all four of our service types during the quarter. In addition, total operating expenses declined even though we experienced higher aircraft fuel and labor costs.”

“Looking at our fourth-quarter prospects,” Mr. Erickson continued, “we expect to see an acceleration of scheduled maintenance activity in part due to our relatively high aircraft deployment during 2005, which in turn will moderate our results somewhat for the final three-month period of the year. Nonetheless, we expect healthy fourth-quarter earnings.”

For the nine months ended September 30, 2005, AAWW reported net income of $46.4 million, or $2.25 per diluted share, on revenues of $1.1 billion. Operating income in the first nine months of 2005 totaled $132.3 million, while pretax income reached $79.0 million. Both amounts include the pretax insurance gain of $7.5 million and $3.0 million of post-emergence costs.

Conference Call

Management will host a conference call to discuss the Company’s third-quarter 2005 financial and operating results at 9:30 A.M. Eastern Standard Time on Thursday, December 8, 2005.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com or www.earnings.com.

For those unable to listen to the live call, a replay will be available on the above Web sites for 90 days following the call. A replay will also be available through December 15, 2005 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11047574#.

Successor Company Versus Predecessor Company

AAWW completed a financial restructuring and emerged from Chapter 11 bankruptcy proceedings in July 2004. In conjunction with its emergence, AAWW applied the provisions of fresh-start accounting effective as of July 27, 2004, at which time a new reporting entity was deemed to be created. As a result, readers of AAWW’s financial statements are cautioned that reported historical financial statements of the Company for periods prior to emergence are not comparable with those for periods after emergence.

Notwithstanding the lack of comparability, the following commentary has been prepared to facilitate a quarter-on-quarter discussion of AAWW’s operating results. The analysis below, which is based on a combination of the results for the periods July 1, 2004 through July 27, 2004 and July 28, 2004 through September 30, 2004, has not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). As noted, results after July 27, 2004 are not on the same basis as results prior to that date.

3Q05 Performance Highlights Versus 3Q04

Revenue in the third quarter of 2005 totaled $404.9 million, an increase of $54.7 million compared with revenue of $350.2 million in the third quarter of 2004. Operating expenses, meanwhile, decreased to $336.9 million from $354.7 million in the same period last year.

Operating income of $68.0 million in the third quarter of 2005, including a pretax gain of $7.5 million from insurance, improved by $72.5 million compared with an operating loss of $4.5 million in the third quarter of 2004.

For the quarter, AAWW posted net income of $29.9 million, including the pretax insurance gain and post-emergence costs and related professional fees of $0.5 million. In comparison, it reported a net loss of $4.4 million in the July 28-September 30, 2004 period, including post-emergence costs and related professional fees of $0.4 million, and net income of $138.3 million in the July 1-July 27, 2004 period, reflecting net reorganization benefits of $164.1 million.

With respect to non-GAAP measures frequently used by AAWW’s management to analyze its results, third-quarter 2005 EBITDAR, as adjusted (defined as “earnings before interest, taxes,

depreciation, amortization, aircraft rent expense, insurance gains, and pre-petition and post-emergence costs and related professional fees, as applicable”), totaled $110.4 million compared with third-quarter 2004 EBITDAR, as adjusted, of $45.7 million. In addition, third-quarter EBITDA, as adjusted (defined as “earnings before interest, taxes, depreciation, amortization, insurance gains and pre-petition and post-emergence costs and related professional fees, as applicable”), increased to $72.8 million compared with EBITDA, as adjusted, of $10.9 million in the third quarter of 2004.

3Q05 Performance Factors Versus 3Q04

Sharply higher revenues in the third quarter of 2005, despite a strike at AAWW’s Polar Air Cargo unit that halted Scheduled Service operations from September 16 through the end of the quarter (with operations restarting on October 6, 2005, following ratification of a new labor agreement), contributed to a significant improvement in AAWW’s operating income compared with the third quarter of 2004.

Third-quarter 2005 operating revenues also reflect the continued reallocation of capacity from the Scheduled Service business into ACMI leasing and AMC charter operations. Total operating revenues increased approximately 16% versus the same quarter last year, reflecting a 30% increase in ACMI lease revenue, a 49% increase in AMC charter revenue, and a 104% increase in Commercial charter revenue, offset in part by a 14% reduction in Scheduled Service revenue.

Total operated block hours increased 3% compared with the third quarter of 2004, reflecting a 6% increase in the number of average operating aircraft. Most importantly, all four service types again realized higher unit revenues on a year-over-year basis. Revenue per block hour increased 6% in the ACMI leasing business, 13% in the AMC charter business, and 33% in the Commercial charter business, while revenue per ATM increased 34% in the Scheduled Service business.

In the ACMI segment, a significant increase in the number of block hours (20,804 versus 17,066), an increase in the number of aircraft dedicated to ACMI, and an improvement in average contract lease rates ($5,570 per block hour versus $5,235 per block hour) contributed to the expansion in ACMI revenues.

In the AMC and Commercial charter segments, stronger revenues reflected an increase in both rates (AMC: $14,098 per block hour versus $12,502; Commercial: $16,732 per block hour versus $12,568) and volumes (AMC: 8,194 block hours versus 6,198; Commercial: 1,364 block hours versus 891). Higher rates in the AMC and Commercial charter segments mainly reflect an increase in fuel prices, with the fixed rate for AMC fuel increasing to $1.40 per gallon for the third quarter of 2005 from $1.01 per gallon in the third quarter of 2004.

While total capacity in Scheduled Service was reduced by 36% (as measured by ATMs), unit revenues (RATM) increased by 34% ($0.267 versus $0.199) and yield grew by 32% ($0.404 versus $0.307) . In addition, load factor increased to 66.2% from 64.6% in the third quarter of 2004. Scheduled Service’s unit-revenue performance continued to improve due to a number of factors, including the continued optimization of the scheduled-service network and the impact of higher fuel surcharges.

Excluding a $7.5 million gain from insurance, operating expenses during the quarter were 3% lower than in the third quarter of 2004. Lower maintenance expense, reduced ground handling charges and landing fees, reduced depreciation and amortization expense, and a reduction in other expense items were partially offset by higher fuel costs, an increase in salaries, wages and benefits, and increased aircraft rent. Both depreciation and amortization and aircraft rent were affected by fresh-start accounting adjustments.

Lower maintenance expense was primarily due to fewer C and D airframe checks and a smaller number of engine overhauls compared with the same quarter in 2004 (two 747-200 C checks versus four in the same period last year; one 747-200 D check compared with two in the 2004 third quarter; and 13 engine overhauls versus 15 in the year-ago period).

The reallocation of capacity out of Scheduled Service and into ACMI operations and the reduction in Scheduled Service flying as a result of the Polar strike also had a beneficial impact on direct operating expenses during the quarter, including ground handling, landing and overfly fees. Total fuel consumption declined by approximately 12%, reflecting a roughly 12% reduction in non-ACMI block hours. The reduction in consumption was more than offset by a 35% increase in average fuel prices. The net impact was a 20% increase in fuel expense.

Total salaries, wages and benefits increased $6.0 million, or 11%, compared with the same quarter in 2004. Crew salaries, wages and benefits comprised $4.2 million of the year-over-year increase, reflecting a rise in block-hour activity, contractual pay rate increases, and a $1.7 million charge for retroactive crew salary and bonus items included in the new Polar labor agreement. Other items contributing to the increase included provisions for restricted stock expense, with respect to awards granted late in the third quarter and in the fourth quarter of 2004, as well as profit sharing and incentive compensation expense, which were not accrued in 2004 due to losses incurred.

Cash and Cash Equivalents

Cash and cash equivalents, which totaled $133.9 million at December 31, 2004 and $192.5 million at June 30, 2005, rose to $277.8 million at September 30, 2005.

In addition to AAWW’s strong operating performance during the quarter, cash and cash equivalents during the period benefited from the release to the Company of $15.0 million in restricted funds from the Polar Creditor Trust and from the receipt of $12.6 million in insurance claims proceeds.

Outstanding Debt

At September 30, 2005, AAWW’s balance sheet debt and capital lease obligations totaled $600.5 million, including current maturities of $48.8 million.

Also at September 30, 2005, AAWW had $110.7 million of unamortized discount related to fair market value adjustments recorded against its debt as a result of the application of fresh-start accounting.

On an unamortized face value basis, AAWW’s on-balance sheet debt and capital lease obligations at September 30 totaled $711.2 million, which compared with $724.9 million on June 30, 2005 and $762.5 million on December 31, 2004.

Business Overview

AAWW’s principal business is the airport-to-airport transportation of heavy-freight cargo. AAWW’s current fleet of 42 Boeing 747 freighter aircraft operates throughout the world, providing air cargo and related services through four principal business segments: ACMI, Scheduled Service, AMC (military) Charters, and Commercial Charters.

In addition to maintaining a safe and efficient operation, AAWW’s primary focus is on streamlining operations, restoring and sustaining profitability, and rebuilding stockholder value. AAWW is undertaking a number of significant strategic measures designed to achieve these objectives, including:

  Optimizing capacity allocations among service types;

  Continuing efforts to optimize revenue and to reduce overhead and operating costs;

  Improving operating procedures in key facets of flight operations, ground operations, and maintenance;

  Selectively disposing of unproductive assets, which may include aging aircraft, and replacing them with newer, more efficient aircraft;

  Pursuing growth opportunities, including forming strategic alliances with synergistic carriers, and offering customers new services and fleet types, including possible entry into the passenger ACMI business; and

  Continuing efforts to maximize financial flexibility, which may include refinancing certain indebtedness and issuing new debt and/or equity securities.
About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR, as adjusted, and EBITDA, as adjusted, each excluding insurance gains and pre-petition and post-emergence costs and related professional fees.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our widebody aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; the market acceptance of AAWW’s new common stock; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on June 30, 2005, as updated by the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2005. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2005.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

*      *      *

Atlas Air Worldwide Holdings, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Successor			Predecessor

		For the Nine	For the Period
	For the Three	Months	July 28, 2004	For the	For the Period
	Months Ended	Ended	through	Period July 1,	January 1,
	September 30,	September 30,	September 30,	2004 through	2004 through
	2005	2005	2004	July 27, 2004	July 27, 2004

Operating Revenues
Scheduled service	$138,546	$400,661	$117,417	$43,046	$343,605
ACMI	115,876	348,037	63,111	26,230	194,332
AMC charter	115,516	308,789	52,410	25,078	156,260
Charter service	22,823	53,923	9,237	1,961	15,812
Other revenue	12,138	35,620	8,396	3,290	25,358

Total operating revenues	$404,899	$1,147,030	$250,571	$99,605	$735,367

Operating Expenses
Aircraft fuel	105,115	286,633	63,969	23,850	175,103
Salaries, wages & benefits	61,686	175,747	36,956	18,794	122,715
Maintenance, materials and repairs	49,467	172,422	47,883	18,458	133,336
Aircraft rent	37,552	111,981	24,761	10,072	81,886
Ground handling	16,017	53,525	17,214	7,544	53,558
Landing fees and other rent	20,393	59,445	14,606	7,432	53,039
Depreciation and amortization	11,768	37,691	11,214	3,840	33,510
Loss on disposal of equipment	—	147	—	—	—
Insurance gain	(7,467)	(7,467)	—	—	—
Travel	14,896	44,248	10,134	4,760	29,549
Pre-petition and post-emergence costs and
related professional fees	504	2,988	364	—	9,439
Other	26,955	77,418	18,964	13,895	65,931

Total operating expenses	336,886	1,014,778	246,065	108,645	758,066

Operating income (loss)	68,013	132,252	4,506	(9,040)	(22,699)

Non-operating Expenses (Income)
Interest income	(2,015)	(4,134)	(297)	(102)	(572)

Interest expense (excluding post-petition
contractual interest of $7,117 and $20,956
for the period July 1, 2004 through July 27,
2004 and January 1, 2004 through July 27,
2004, respectively)	19,634	55,432	12,273	7,091	50,222
Other, net	(228)	1,942	(115)	441	1,434
Reorganization items, net	—	—	—	(164,092)	(112,513)

Total non-operating expenses	17,391	53,240	11,861	(156,662)	(61,429)

Income (loss) before income taxes	50,622	79,012	(7,355)	147,622	38,730
Income tax expense (benefit)	20,759	32,620	(3,003)	9,368	10,484

Net income (loss)	$29,863	$46,392	$(4,352)	$138,254	$28,246

Income (loss) per share:
Basic	$1.47	$2.29	$(0.22)	$3.60	$0.74

Diluted	$1.44	$2.25	$(0.22)	$3.60	$0.74

Weighted average shares:
Basic	20,306	20,243	20,207	38,378	38,378

Diluted	20,797	20,661	20,207	38,378	38,378

Atlas Air Worldwide Holdings, Inc.

RECONCILIATION TO NON-GAAP MEASURES
(in millions)
(Unaudited)

	Successor			Predecessor

	For the	For the	For the Period	For the Period	For the Period
	Three Months	Nine Months	July 28, 2004	July 1, 2004	January 1, 2004
	Ended	Ended	through	through	through
	September 30,	September 30,	September 30,	July 27,	July 27,
	2005	2005	2004	2004	2004

Income (loss) before income taxes	$50,622	$79,012	$(7,355)	$147,622	$38,730

Reorganization items, net	—	—	—	(164,092)	(112,513)
Pre-petition and post-emergence costs
and related professional fees	504	2,988	364	—	9,439
Insurance gain	(7,467)	(7,467)	—	—	—

Pretax income (loss) before insurance
gain, pre-petition and post-emergence
costs and related professional fees, and
reorganization items, net	43,659	74,533	(6,991)	(16,470)	(64,344)

Interest expense, net	17,619	51,298	11,976	6,989	49,650
Other non-operating expense	(228)	1,942	(115)	441	1,434

Operating income (loss) before non-
operating expenses, insurance gain,
pre-petition and post-emergence costs
and related professional fees, and
reorganization items, net	61,050	127,773	4,870	(9,040)	(13,260)

Depreciation and amortization	11,768	37,691	11,214	3,840	33,510

EBITDA, as adjusted*	72,818	165,464	16,084	(5,200)	20,250

Aircraft rent	37,552	111,981	24,761	10,072	81,886

EBITDAR, as adjusted*	$110,370	$277,445	$40,845	$4,872	$102,136

* EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, insurance gains and pre-petition and post-emergence costs and related professional fees, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, insurance gains and pre-petition and post-emergence costs and related professional fees, as applicable.

Atlas Air Worldwide Holdings, Inc.

OPERATING STATISTICS AND TRAFFIC RESULTS
(Unaudited)

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
			Percent				Percent
	2005	2004	Change		2005	2004	Change

Operating Fleet: (average
during the period)
Aircraft count (1)	39.0	36.7	6.3%		39.0	37.4	4.2%

Block Hours
Scheduled Service	8,972	13,765	(34.8%)		27,989	42,049	(33.4%)
ACMI	20,804	17,066	21.9%		63,901	48,520	31.7%
AMC Charter	8,194	6,198	32.2%		21,932	16,972	29.2%
Commercial Charter	1,364	891	53.1%		3,595	2,158	66.6%
All Other	182	328	(44.5%)		649	918	(29.3%)

Total Block Hours	39,516	38,248	3.3%		118,066	110,617	6.7%

Revenue Per Block Hour
ACMI	$5,570	$5,235	6.4%		$5,446	$5,306	2.6%
AMC Charter	$14,098	$12,502	12.8%		$14,079	$12,295	14.5%
Commercial Charter	$16,732	$12,568	33.1%		$14,999	$11,608	29.2%

Scheduled Service Traffic
RTM’s (000’s)	343,607	522,203	(34.2%)		1,065,903	1,541,872	(30.9%)
ATM’s (000’s)	519,169	808,220	(35.6%)		1,629,053	2,469,819	(34.0%)
Load Factor	66.2%	64.6%	1.6	pts	65.4%	62.4%	3.0	pts
RATM (2)	$0.267	$0.199	34.2%		$0.246	$0.187	31.6%
RTM Yield (3)	$0.404	$0.307	31.6%		$0.376	$0.299	25.8%

Fuel
Average fuel cost per gallon	$1.64	$1.21	35.5%		$1.58	$1.15	37.4%
Fuel gallons consumed
(000’s)	64,178	72,706	(11.7%)		181,968	207,612	(12.4%)

(1) Operating Fleet excludes the following aircraft count that were dry leased or out of service

Dry leased	3.0	4.0	(25.0%)		3.0	4.0	(25.0%)
Out of service*	—	2.8	(100.0%)		0.6	4.3	(86.0%)

*Includes the impact of one aircraft that was damaged and removed from service on January 24, 2005 with respect to which AAWW received a $12.6 million cash-in-lieu-of-repair settlement from its insurance carriers in July 2005.

(2)	RATM represents scheduled service revenue dollars per available ton mile.

(3)	RTM Yield represents scheduled service revenue dollars per revenue ton mile.